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                             LIST OF SUBSIDIARIES

Advanced Materials, Inc.
20211 S. Susana Rd
Rancho Dominguez, CA 90221

Advanced Materials Foreign Sales Corporation
37 Reid Street, 2nd Floor
Hamilton HM AX, Bermuda

Advanced Materials Ltd.
Toughers Industrial Park
Newhall, Naas
Co. Kildare Ireland